Exhibit 99.1

Rockwood Reports First Quarter 2014 Results

Quarter Highlights

•                  Achieved strong quarterly results driven primarily by Surface Treatment

•                  Adjusted earnings per share from continuing operations - $0.43 per share versus $0.29 per share

•                  Adjusted EBITDA from continuing operations - $81 million versus $77 million

•                  Launched share repurchase program under the new $500 million authorization

Princeton, New Jersey; May 7, 2014 — Rockwood Holdings, Inc. (NYSE: ROC) today posted as reported net income from continuing operations of $21.7 million, or $0.29 per share for the first quarter of 2014, which included other net charges of $10.5 million, as compared to $6.5 million, or $0.08 per share for the same period in the prior year, which included other net charges of $16.6 million.

Excluding these other net charges, adjusted net income from continuing operations was $32.2 million, or $0.43 per share, in the first quarter of 2014 compared to $23.1 million, or $0.29 per share, for the same period in the prior year. Quarter on quarter results benefited from strong performance in Surface Treatment and lower interest expense, which more than offset lower Lithium results from the continued weak potash environment. Additionally, earnings per share benefited from fewer common shares outstanding due to share repurchases in 2013.

Table 1: First Quarter Financial Highlights

Continuing Operations *

			% Change
				Constant
($ and shares in millions; except per share amounts)	Q1 2014	Q1 2013	Total	Currency
Net sales	$354.5	$337.1	5.2%	5.3%
Adjusted EBITDA	80.8	77.4	4.4%	3.9%
Net income	21.7	6.5	233.8%
Diluted EPS	0.29	0.08	262.5%
Net income - as adjusted	32.2	23.1	39.4%
Diluted EPS - as adjusted	0.43	0.29	48.3%
Cash flow provided by operating activities	28.3	34.9	(18.9)%
Capital expenditures	40.3	39.2	2.8%
Weighted average number of diluted shares outstanding	74.9	80.1	(6.5)%

* The Advanced Ceramics business, Clay-based Additives business, and the Titanium Dioxide Pigments, Color Pigments and Services, Timber Treatment Chemicals, Rubber/Thermoplastics Compounding and Water Chemistry businesses all met the criteria for being reported as discontinued operations. The results of these businesses have been accounted for as discontinued operations in the condensed consolidated financial statements for all periods presented.

Seifi Ghasemi, Chairman and Chief Executive Officer, commented, “Our core businesses (Surface Treatment and Lithium applications, which excludes potash) delivered strong performance in the first quarter. Surface Treatment continued to post excellent top line results and Adjusted EBITDA margins. In our lithium segment, lithium carbonate and hydroxide posted significant double-digit sales growth, partially mitigating the weaker quarter on quarter sales of potash and organometallic products.

We remain on track for executing on our strategic objectives. We expect to use approximately $500 million of cash on hand to close on the acquisition of a 49% interest in Talison Lithium during the second quarter. In addition, we expect to support our current share repurchase and dividend programs.”

Business Segment Review

Continuing operations for the first quarter net sales and Adjusted EBITDA, as compared with the same period a year ago, are summarized below:

Table 2: Net Sales

			% Change
				Constant
($ in millions)	Q1 2014	Q1 2013	Total	Currency (a)
Lithium	$115.8	$118.5	(2.3)%	(3.3)%
Surface Treatment	203.7	184.5	10.4%	11.9%
Other (b)	35.0	34.1	2.6%	(0.9)%
Net sales	$354.5	$337.1	5.2%	5.3%

Table 3: Adjusted EBITDA

			% Change
				Constant
($ in millions)	Q1 2014	Q1 2013	Total	Currency (a)
Lithium	$41.1	$46.9	(12.4)%	(13.6)%
Surface Treatment	46.4	39.5	17.5%	18.5%
Other (b)	(6.7)	(9.0)	25.6%	23.3%
Adjusted EBITDA	$80.8	$77.4	4.4%	3.9%

(a) The constant currency effect is the translation impact of the change in the average rate of exchange of another currency to the U.S. dollar for the applicable period as compared to the preceding period. The impact primarily relates to the conversion of the Euro to the U.S. dollar. For the quarter ended March 31, 2014 and 2013, the average rate of exchange of the Euro to the U.S. dollar is $1.37 and $1.32, respectively.  For further details, see Appendix Table A-7.

(b) Other includes the results of the metal sulfides business and the wafer reclaim business, as well as costs of operating the Company’s corporate offices.

First Quarter Segment Drivers

Lithium: Net sales and Adjusted EBITDA decreased 2.3% and 12.4%, respectively.

•                  Net sales decreased primarily from a 65% reduction in potash sales, mainly volumes, and lower volumes from organometallic products, driven mostly by butyllithium. This was largely offset by significantly higher volumes of lithium carbonate and hydroxide.

•                  Adjusted EBITDA decreased primarily from lower potash sales. This was largely offset by significantly higher volumes of lithium carbonate and hydroxide.

Surface Treatment: Net sales and Adjusted EBITDA increased 10.4% and 17.5%, respectively.

•                  Net sales increased primarily due to increased volumes in most markets, particularly driven by higher automotive OEM and automotive components, coil and cold forming, general industry and aerospace applications, coupled with the impact of the acquisition of the remaining 50% interest in a previously unconsolidated joint venture in India in 2013, as well as higher selling prices.

•                  Adjusted EBITDA increased primarily from higher net sales, partially offset by higher selling, general and administrative and raw material costs.

Outlook

Commenting on the outlook, Mr. Ghasemi said, “Given the solid start to the year, Surface Treatment’s organic growth prospects from nearly all of its end markets combined with accretion from acquisitions are expected to deliver high single-digit top line growth, with target Adjusted EBITDA margins of 22% to 23%. In our Lithium segment, continued strong growth in demand for lithium carbonate and hydroxide products combined with the impact of the Talison transaction for the second half of the year, should more than offset the potash and organometallic product softness, with target Adjusted EBITDA margins of 36% to 38%.”

Conference Call and Webcast

On Wednesday, May 7, 2014 at 12:00 pm Eastern Time, Rockwood Holdings plans to host its conference call and webcast to discuss these results.

To access this conference call, the dial-in number in the U.S. is (800) 288-8975, and the international dial-in number is (612) 332-0636. No access code is needed for either call. A listen-only, live webcast of the conference call will also be available at www.rocksp.com.

Materials for the call, including the earnings release and presentation, will be available for download on the company’s website on the morning of the call. For persons unable to listen to the live conference call or webcast, a webcast replay of the call will be available on Rockwood’s website.

Contact:	Nahla A. Azmy
nazmy@rocksp.com
Phone: 609-524-1109

* * *

Rockwood Holdings, Inc. based in Princeton, N.J., is a leading global developer, manufacturer and marketer of technologically advanced and high value-added specialty chemicals, with a market capitalization of approximately $5 billion. It is a leading integrated and low cost global producer of lithium and lithium compounds used in lithium-ion batteries for electronic devices, alternative transportation vehicles and future energy storage technologies, meeting the significant growth in global demand for these products.  The company is also the second largest global producer of products and services for metal processing, servicing the aerospace, general and European luxury automotive industries.

For more information on Rockwood, please visit www.rocksp.com.

* * *

Non-GAAP Financial Measures

This press release includes “non-GAAP financial measures,” such as, a discussion of Adjusted EBITDA, net sales including sales from discontinued operations, free cash flow, net income/diluted earnings per share excluding certain items and net income/diluted earnings per share from continuing operations excluding certain items. Adjusted EBITDA is not intended to be an alternative to net income as an indicator of operating performance or to cash flows from operating activities as a measure of liquidity. Additionally, Adjusted EBITDA is not intended to be a measure of free cash flow for management’s discretionary use, as it does not consider certain cash requirements such as interest payments, tax payments and debt service requirements. All presentations of consolidated Adjusted EBITDA are calculated using the definition set forth in the Company’s former senior secured credit agreement and indenture governing the 4.625% Senior Notes due 2020 as a basis and reflects management’s interpretations thereof.  Adjusted EBITDA, which is referred to as “Consolidated EBITDA,” is defined in the former senior secured credit agreement as consolidated earnings (which, as defined in the former senior secured credit agreement, equals income (loss) before the deduction of income taxes of Rockwood Specialties Group, Inc. and the Restricted Subsidiaries (as such term is defined in the former senior secured credit agreement), excluding extraordinary items) plus certain items including interest expense, depreciation expense, amortization expense, extraordinary losses and non-recurring charges, losses on asset sales, less certain items including extraordinary gains and non-recurring gains, non-cash gains and gains on asset sales.  We use Adjusted EBITDA on a consolidated basis to assess our operating performance, to calculate performance-based cash bonuses and determine whether certain performance-based options and restricted stock units vest (as such bonuses, options and restricted stock units are tied to Adjusted EBITDA), and as a liquidity measure. In addition, we use Adjusted EBITDA to determine compliance with our debt covenants. We also use Adjusted EBITDA on a segment basis as the primary measure used by our chief operating decision maker to evaluate the ongoing performance of our business segments and reporting units. A reconciliation of net income attributable to Rockwood Holdings, Inc. shareholders to Adjusted EBITDA is contained in this press release. We strongly urge you to review the reconciliation. In addition, we discuss sales growth in terms of nominal (actual) and net change (nominal less constant currency impacts).

Net sales including sales from discontinued operations is not intended to be an alternative for net sales. Management believes that net sales including sales from discontinued operations is meaningful to investors because it provides a view of the Company with respect to its operating results.

Free cash flow is not intended to be an alternative to cash flows from operating activities as a measure of liquidity. Our presentation of free cash flow (including continuing and discontinued operations) is defined as net cash from operating activities, less capital expenditures, net of proceeds from government grants received, and other items (including, among others, the cash impact of adjustments made to Adjusted EBITDA under our former senior secured credit agreement ). Management believes that free cash flow is meaningful to investors because it provides an additional measure of liquidity. However, a limitation of free cash flow is that it does not represent the total increase or decrease in cash during the period. An additional limitation associated with the use of this measure is that the term “free cash flow” does not have a standardized meaning. Therefore, other companies may use the same or a similarly named measure but exclude different items or use different computations, which may provide investors a comparable view of our performance in relation to other companies. Management compensates for this limitation by presenting the most comparable GAAP measure, net cash provided by operating activities of continuing operations, with free cash flow within its earnings release and by providing a reconciliation that shows and describes the adjustments made. A reconciliation of net cash provided by operating activities to free cash flow is provided in the accompanying tables.

Neither net income and diluted earnings per share excluding certain items nor net income and diluted earnings per share from continuing operations excluding certain items is intended to be an alternative for net income or diluted earnings per share. Management believes that net income and diluted earnings per share excluding certain items and net income and diluted earnings per share from continuing operations excluding certain items is meaningful to investors because it provides a view of the Company with respect to ongoing operating results.

Reconciliations of these non-GAAP financial measures are included herein. These non-GAAP measures should not be viewed as an alternative to GAAP measures of performance. Furthermore, these measures may not be consistent with similar measures provided by other companies.

* * *

This press release contains, and management may make, certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical facts may be forward-looking statements.  Words such as “may,” “will,” “should,” “could,” “likely,” “anticipates,” “intends,” “believes,” “estimates,” “expects,” “forecasts,” “plans,” “projects,” “predicts” and “outlook” and similar words and expressions are intended to identify forward-looking statements. Examples of our forward-looking statements include, among others, statements relating to our outlook, our future operating results on a segment basis, growth prospects, our future Adjusted EBITDA and free cash flows, our share repurchase plans, our use of cash, our strategic initiatives and the expected closing of our acquisition of 49% of the equity interest in Talison in the second quarter of 2014.  Although they reflect Rockwood’s current expectations, they involve a number of known and unknown risks, uncertainties and other factors that could cause actual results to differ materially from those expressed or implied, and not guarantees of future performance. These risks, uncertainties and other factors include, without limitation, Rockwood’s business strategy; our ability to complete our previously announced divestiture; our uses of the cash and cash equivalents from the completed or expected to be completed divestitures; the prospects of and our outlook for our businesses; changes in general economic conditions in Europe and North America and in other locations in which Rockwood currently does business; competitive pricing or product development activities affecting demand for Rockwood’s products; technological changes affecting production of Rockwood’s materials; fluctuations in interest rates, exchange rates and currency values; availability and pricing of raw materials; governmental and environmental regulations and changes in those regulations; fluctuations in energy prices; changes in the end-use markets in which Rockwood’s products are sold; hazards associated with chemicals manufacturing; Rockwood’s ability to access capital markets; Rockwood’s high level of indebtedness; risks associated with negotiating, consummating and integrating acquisitions; risks associated with competition and the introduction of new competing products, especially from the Asia-Pacific region; risks associated with international sales and operations; risks associated with information security and the risks, uncertainties and other factors discussed under “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in Rockwood’s periodic reports filed with or furnished to the Securities and Exchange Commission. Rockwood does not undertake any obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

* * *

Rockwood Holdings, Inc. and Subsidiaries

Consolidated Statements of Operations

(Dollars in millions, except per share amounts; shares in thousands)

(Unaudited)

	Three months ended
	March 31,
	2014	2013
Net sales	$354.5	$337.1
Cost of products sold	192.6	184.0
Gross profit	161.9	153.1

Selling, general and administrative expenses	108.6	101.1
Restructuring and other severance costs	4.1	6.3
Operating income	49.2	45.7

Other expenses, net:
Interest expense, net	(14.2)	(23.4)
Foreign exchange loss on financing activities, net	(0.6)	(15.1)
Other, net	0.1	0.1
Other expenses, net	(14.7)	(38.4)

Income from continuing operations before taxes	34.5	7.3
Income tax provision	12.8	0.8
Income from continuing operations	21.7	6.5
(Loss) income from discontinued operations, net of tax (a)	(43.4)	9.3
Gain on sale of discontinued operations, net of tax	2.0	—
Net (loss) income	(19.7)	15.8
Net (income) loss attributable to noncontrolling interest - discontinued operations	(1.1)	2.0
Net (loss) income attributable to Rockwood Holdings, Inc. stockholders	$(20.8)	$17.8

Amounts attributable to Rockwood Holdings, Inc.:
Income from continuing operations	$21.7	$6.5
(Loss) income from discontinued operations	(42.5)	11.3
Net (loss) income	$(20.8)	$17.8

Basic earnings per share attributable to Rockwood Holdings, Inc. shareholders:
Earnings from continuing operations	$0.29	$0.08
(Loss) earnings from discontinued operations	(0.57)	0.15
Basic (loss) earnings per share	$(0.28)	$0.23

Diluted earnings per share attributable to Rockwood Holdings, Inc. shareholders:
Earnings from continuing operations	$0.29	$0.08
(Loss) earnings from discontinued operations	(0.57)	0.14
Diluted (loss) earnings per share	$(0.28)	$0.22

Dividends declared per share of common stock	$0.45	$0.40

Weighted average number of basic shares outstanding	74,015	78,530
Weighted average number of diluted shares outstanding	74,878	80,088

(a) Includes the expected loss on the sale of the TiO2 Pigments and Other Businesses in 2014.

Rockwood Holdings, Inc. and Subsidiaries

Consolidated Balance Sheets

(Dollars in millions, except per share amounts; shares in thousands)

(Unaudited)

	March 31,	December 31,
	2014	2013
ASSETS
Current assets:
Cash and cash equivalents	$1,460.6	$1,522.8
Accounts receivable, net	251.4	228.1
Inventories	228.1	228.2
Deferred income taxes	49.7	45.4
Prepaid expenses and other current assets	53.9	90.1
Assets of discontinued operations	1,566.4	1,549.1
Total current assets	3,610.1	3,663.7
Property, plant and equipment, net	858.7	842.8
Goodwill	661.7	659.6
Other intangible assets, net	122.6	127.9
Deferred financing costs, net	17.2	17.9
Deferred income taxes	148.8	156.5
Other assets	65.3	63.9
Total assets	$5,484.4	$5,532.3
LIABILITIES
Current liabilities:
Accounts payable	$81.0	$92.2
Income taxes payable	12.9	13.5
Accrued compensation	72.9	70.0
Accrued expenses and other current liabilities	104.2	89.0
Deferred income taxes	2.5	2.3
Long-term debt, current portion	10.3	10.3
Liabilities of discontinued operations	495.7	486.5
Total current liabilities	779.5	763.8
Long-term debt	1,284.4	1,285.1
Pension and related liabilities	267.8	268.9
Deferred income taxes	36.9	38.4
Other liabilities	102.9	102.7
Total liabilities	2,471.5	2,458.9
Restricted stock units	16.1	24.2
EQUITY
Rockwood Holdings, Inc. stockholders’ equity:
Common stock ($0.01 par value, 400,000 shares authorized, 80,443 shares issued and 74,019 shares outstanding at March 31, 2014; 400,000 shares authorized, 80,219 shares issued and 73,892 shares outstanding at December 31, 2013)	0.8	0.8
Paid-in capital	1,273.7	1,269.8
Accumulated other comprehensive income	109.3	103.7
Retained earnings	1,868.6	1,923.1
Treasury stock, at cost (6,424 shares and 6,327 shares, respectively)	(408.6)	(401.3)
Total Rockwood Holdings, Inc. stockholders’ equity	2,843.8	2,896.1
Noncontrolling interest	153.0	153.1
Total equity	2,996.8	3,049.2
Total liabilities and equity	$5,484.4	$5,532.3

Rockwood Holdings, Inc. and Subsidiaries

Consolidated Statements of Cash Flows

(Dollars in millions)

(Unaudited)

	Three months ended
	March 31,
	2014	2013
CASH FLOWS FROM OPERATING ACTIVITIES:
Net (loss) income	$(19.7)	$15.8
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Loss (income) from discontinued operations, net of tax	43.4	(9.3)
Gain on sale of discontinued operations, net of tax	(2.0)	—
Depreciation and amortization	25.2	22.4
Deferred financing costs amortization	0.7	1.3
Foreign exchange loss on financing activities, net	0.6	15.1
Stock-based compensation	2.7	3.3
Deferred income taxes	4.0	(4.4)
Asset write-downs and other	3.0	0.1
Excess tax benefits from stock-based payment arrangements	(1.0)	(1.4)
Changes in assets and liabilities, net of the effect of foreign currency translation and acquisitions:
Accounts receivable	(22.7)	(21.1)
Inventories	0.2	(14.9)
Prepaid expenses and other assets	(1.1)	(2.3)
Accounts payable	(8.7)	4.1
Income taxes payable	(1.4)	(5.2)
Accrued expenses and other liabilities	5.1	31.4
Net cash provided by operating activities of continuing operations	28.3	34.9
Net cash (used in) provided by operating activities of discontinued operations	(7.8)	15.0
Net cash provided by operating activities	20.5	49.9
CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(40.3)	(39.2)
Proceeds on sale of assets	0.4	0.1
Net cash used in investing activities of continuing operations	(39.9)	(39.1)
Net cash used in investing activities of discontinued operations	(1.2)	(29.0)
Net cash used in investing activities	(41.1)	(68.1)
CASH FLOWS FROM FINANCING ACTIVITIES:
Issuance of common stock, net of fees	1.4	4.7
Excess tax benefits from stock-based payment arrangements	1.0	1.4
Payments of long-term debt	(0.7)	(13.9)
Proceeds from long term debt	—	0.5
Purchase of noncontrolling interest	—	(130.3)
Dividend distributions to stockholders	(33.3)	(31.1)
Stock repurchases	(7.3)	(89.4)
Net cash used in financing activities of continuing operations	(38.9)	(258.1)
Net cash used in financing activities of discontinued operations	(0.9)	(507.9)
Net cash used in financing activities	(39.8)	(766.0)
Effect of exchange rate changes on cash and cash equivalents	(0.7)	1.7
Net decrease in cash and cash equivalents	(61.1)	(782.5)
Less net increase in cash and cash equivalents from discontinued operations	1.1	0.6
Decrease in cash and cash equivalents from continuing operations	(62.2)	(783.1)
Cash and cash equivalents, beginning of period	1,522.8	1,266.1
Cash and cash equivalents, end of period	$1,460.6	$483.0

Supplemental disclosures of cash flow information:
Interest paid	$0.5	$8.2
Income taxes paid, net of refunds	10.2	10.4
Non-cash investing activities:
Acquisition of capital equipment included in accounts payable	15.9	5.3

Appendix Table A-1: Reconciliation of Income (Loss) from Continuing Operations before Taxes to Adjusted EBITDA by Segment

		Surface		Discontinued
($ in millions)	Lithium	Treatment	Other	Operations	Consolidated
Three months ended March 31, 2014

Income (loss) from continuing operations before taxes	$28.1	$34.2	$(27.8)	$—	$34.5
Interest (income) expense, net	(0.2)	3.0	11.4	—	14.2
Depreciation and amortization	11.5	7.7	6.0	—	25.2
Restructuring and other severance costs	3.5	0.6	—	—	4.1
Systems/organization establishment expenses	0.2	0.1	—	—	0.3
Acquisition and disposal costs	—	0.3	0.8	—	1.1
Foreign exchange (gain) loss on financing activities, net	(2.1)	(0.2)	2.9	—	0.6
Other	0.1	0.7	—	—	0.8
Adjusted EBITDA from continuing operations	41.1	46.4	(6.7)	—	80.8
Discontinued operations	—	—	—	47.9	47.9
Total Adjusted EBITDA	$41.1	$46.4	$(6.7)	$47.9	$128.7

		Surface		Discontinued
($ in millions)	Lithium	Treatment	Other	Operations	Consolidated
Three months ended March 31, 2013

Income (loss) from continuing operations before taxes	$30.4	$27.2	$(50.3)	$—	$7.3
Interest expense, net	0.7	3.0	19.7	—	23.4
Depreciation and amortization	11.1	7.9	3.4	—	22.4
Restructuring and other severance costs	3.9	2.2	0.2	—	6.3
Systems/organization establishment expenses	0.1	0.6	—	—	0.7
Acquisition and disposal costs	0.1	—	1.7	—	1.8
Foreign exchange loss (gain) on financing activities, net	0.6	(1.9)	16.4	—	15.1
Other	—	0.5	(0.1)	—	0.4
Adjusted EBITDA from continuing operations	46.9	39.5	(9.0)	—	77.4
Discontinued operations	—	—	—	89.6	89.6
Total Adjusted EBITDA	$46.9	$39.5	$(9.0)	$89.6	$167.0

Appendix Table A-2: Consolidated Reconciliation of Net Income/Diluted Earnings Per Share as Reported to Net Income/Diluted Earnings Per Share as Adjusted

	Three Months Ended		Three Months Ended
	March 31, 2014		March 31, 2013
($ in millions, except per share amounts; shares in thousands)	Net Income	Diluted EPS	Net Income	Diluted EPS
As reported - Continuing Operations	$21.7	$0.29	$6.5	$0.08

Adjustments from continuing operations:
Tax on foreign exchange gain *	4.8	0.06	—	—
Impact of other tax related items	(1.7)	(0.02)	—	—
Restructuring and other severance costs	3.9	0.06	4.6	0.06
Non-cash charge related to divested businesses	2.4	0.03	—	—
Acquisition and disposal costs	0.7	0.01	1.2	0.01
Foreign exchange loss on financing activities, net	0.2	—	10.1	0.13
Systems/organization establishment expenses	0.2	—	0.4	0.01
Other	—	—	0.3	—
Net charges from continuing operations	10.5	0.14	16.6	0.21

As adjusted - Continuing Operations (a)	$32.2	$0.43	$23.1	$0.29

As reported - Discontinued Operations	$(42.5)	$(0.57)	$11.3	$0.14

Adjustments from discontinued operations:
Estimated loss on sale of TiO2 and Other Businesses	73.4	0.99	—	—
Impact of tax related items	(3.6)	(0.05)	2.3	0.03
Gain on sale of discontinued operations	(2.0)	(0.03)	—	—
Systems/organization establishment expenses	0.4	0.01	—	—
Restructuring and other severance costs	0.2	—	0.8	0.01
Acquisition and disposal costs	0.1	—	3.8	0.04
Loss on early extinguishment/modification of debt	—	—	12.1	0.15
Other	2.1	0.03	(0.2)	—
Net charges from discontinued operations	70.6	0.95	18.8	0.23

As adjusted - Discontinued Operations (b)	$28.1	$0.38	$30.1	$0.37

As adjusted - Total (a + b)	$60.3	$0.81	$53.2	$0.66

Weighted average number of diluted shares outstanding		74,878		80,088

* Relates to the impact of a tax provision recorded on foreign exchange gains incurred in connection with the repayment of  intercompany loans that were formerly deemed to be of a long-term investment nature.

The tax effects of the adjustments are benefits of $2.1 million and $12.5 million for the three months ended March 31, 2014 and 2013, respectively, based on the statutory tax rate in the various tax jurisdictions in which the adjustments occurred, adjusted for the impact of certain valuation allowances.

Appendix Table A-3: Consolidated Reconciliation of Net Income/Diluted Earnings Per Share as Reported to Net Income/Diluted Earnings Per Share as Adjusted

	Three months ended March 31, 2014
($ in millions; except per share amounts)	Income from cont. ops. before taxes	Income tax provision (benefit)	Income from cont. ops.	Effective tax rate	(Loss)/income from discontinued operations, net of tax	Net (loss)/ income	Diluted EPS (a)
As reported	$34.5	$12.8	$21.7	37.1%	$(42.5)	$(20.8)	$(0.28)
Adjustments from continuing operations:
Tax on foreign exchange gain	—	(4.8)	4.8			4.8	0.06
Impact of other tax related items	—	1.7	(1.7)			(1.7)	(0.02)
Restructuring and other severance costs	4.1	0.2	3.9			3.9	0.06
Non-cash charge related to divested businesses	3.1	0.7	2.4			2.4	0.03
Acquisition and disposal costs	1.1	0.4	0.7			0.7	0.01
Foreign exchange loss on financing activities, net	0.6	0.4	0.2			0.2	—
Systems/organization establishment expenses	0.3	0.1	0.2			0.2	—
Adjustments from discontinued operations:
Expected loss on sale of TiO2 Pigments and Other Businesses					73.4	73.4	0.99
Impact of tax related items					(3.6)	(3.6)	(0.05)
Gain on sale of discontinued operations					(2.0)	(2.0)	(0.03)
Systems/organization establishment expenses					0.4	0.4	0.01
Restructuring and other severance costs					0.2	0.2	—
Acquisition and disposal costs					0.1	0.1	—
Other					2.1	2.1	0.03
As adjusted	$43.7	$11.5	$32.2	26.3%	$28.1	$60.3	$0.81

(a) Calculated using weighted average diluted shares outstanding of 74,878.

Appendix Table A-4: Consolidated Reconciliation of Net Income to Adjusted EBITDA

	Three Months Ended
	March 31,
($ in millions)	2014	2013
Net (loss) income attributable to Rockwood Holdings, Inc. shareholders	$(20.8)	$17.8
Net income (loss) attributable to noncontrolling interest	1.1	(2.0)
Net (loss) income	(19.7)	15.8
Income tax provision	12.8	0.8
Loss (income) from discontinued operations, net of tax	43.4	(9.3)
Gain on sale of discontinued operations, net of tax	(2.0)	—
Income from continuing operations before taxes	34.5	7.3
Interest expense, net	14.2	23.4
Depreciation and amortization	25.2	22.4
Restructuring and other severance costs	4.1	6.3
Systems/organization establishment expenses	0.3	0.7
Acquisition and disposal costs	1.1	1.8
Foreign exchange loss on financing activities, net	0.6	15.1
Other	0.8	0.4
Adjusted EBITDA from continuing operations	80.8	77.4
Discontinued operations	47.9	89.6
Total Adjusted EBITDA	$128.7	$167.0

Appendix Table A-5: Reconciliation of Net Cash Provided by Operating Activities of Continuing Operations to Adjusted EBITDA

	Three months ended
	March 31,
($ in millions)	2014	2013
Net cash provided by operating activities of continuing operations	$28.3	$34.9
Changes in assets and liabilities, net of the effect of foreign currency translation and acquisitions	23.9	6.0
Current portion of income tax provision	8.8	5.2
Interest expense, net, excluding amortization of deferred financing costs and unrealized losses/gains on derivatives	13.5	22.1
Restructuring and other severance costs	4.1	6.3
Systems/organization establishment expenses	0.3	0.7
Acquisition and disposal costs	1.1	1.8
Other	0.8	0.4
Total Adjusted EBITDA from continuing operations	80.8	77.4
Discontinued operations	47.9	89.6
Total Adjusted EBITDA	$128.7	$167.0

Appendix Table A-6: Capital Expenditures by Segment

	Three months ended
	March 31,
($ in millions)	2014	2013
Lithium	$34.8	$34.5
Surface Treatment	5.1	4.4
Other	0.4	0.3
Capital expenditures	40.3	39.2

Appendix Table A-7: Segment Net Sales and Adjusted EBITDA

	Three Months Ended				Constant	Constant Currency Basis
	March 31,		Total	Total	Currency	Net	Net
($ in millions)	2014	2013	Change in $	Change in %	Effect in $ (a)	Change in $	Change in %
Net Sales:
Lithium	$115.8	$118.5	$(2.7)	(2.3)%	$1.2	$(3.9)	(3.3)%
Surface Treatment	203.7	184.5	19.2	10.4	(2.8)	22.0	11.9
Other (b)	35.0	34.1	0.9	2.6	1.2	(0.3)	(0.9)
Net Sales	354.5	337.1	17.4	5.2	(0.4)	17.8	5.3
Discontinued operations	400.5	597.5	(197.0)	(33.0)	12.4	(209.4)	(35.0)
Net Sales (including discontinued operations)	$755.0	$934.6	$(179.6)	(19.2)%	$12.0	$(191.6)	(20.5)%

	Three Months Ended				Constant	Constant Currency Basis
	March 31,		Total	Total	Currency	Net	Net
($ in millions)	2014	2013	Change in $	Change in %	Effect in $ (a)	Change in $	Change in %
Adjusted EBITDA:
Lithium	$41.1	$46.9	$(5.8)	(12.4)%	$0.6	$(6.4)	(13.6)%
Surface Treatment	46.4	39.5	6.9	17.5	(0.4)	7.3	18.5
Other (b)	(6.7)	(9.0)	2.3	25.6	0.2	2.1	23.3
Adjusted EBITDA from continuing operations	80.8	77.4	3.4	4.4	0.4	3.0	3.9
Discontinued operations	47.9	89.6	(41.7)	(46.5)	1.7	(43.4)	(48.4)
Total Adjusted EBITDA	$128.7	$167.0	$(38.3)	(22.9)%	$2.1	$(40.4)	(24.2)%

(a) The constant currency effect is the translation impact of the change in the average rate of exchange of another currency to the U.S. dollar for the applicable period as compared to the preceding period. The impact primarily relates to the conversion of the Euro to the U.S. dollar. For the three months ended March 31, 2014 and 2013, the average rate of exchange of the Euro to the U.S. dollar is $1.37 and $1.32, respectively.

(b) Other includes the results of operations of the metal sulfides business and the wafer reclaim business, as well as the costs of operating the Company’s corporate

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